Exhibit 99

The Ryland Group, Inc.
News Release			www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President
		Investor Relations	(818) 223-7548

RYLAND ANNOUNCES REDEMPTION OF $75 MILLION

OF 5 3/8% SENIOR NOTES DUE 2008

CALABASAS, Calif. (June 11, 2007) — The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, announced that it is redeeming $75 million of its outstanding 5 3/8% Senior Notes due 2008 on Aug. 10, 2007, in accordance with the terms of the indenture governing the notes.  The notes will be redeemed at a redemption price equal to the greater of 100% of their principal amount or the present value of the Remaining Scheduled Payments on the notes being redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 30 basis points (0.30%) to be paid along with accrued and unpaid interest on Aug. 10, 2007.  Holders of the notes will receive a notice of redemption setting forth the redemption procedures.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The company currently operates in 28 markets across the country and has built more than 265,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

# # #